UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2 )*

PATHEON INC.

(Name of Issuer)

Restricted Voting Shares

(Title of Class of Securities)

70319W108

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*            The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

             The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 70319W108	13G	Page 2 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JLL Patheon Holdings, Cooperatief U.A.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION The Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER 78,524,986
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 70319W108	13G	Page 3 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JLL Patheon Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER 78,524,986
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 70319W108	13G	Page 4 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JLL Partners Fund V (Patheon), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER 78,524,986
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 70319W108	13G	Page 5 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JLL Associates V (Patheon), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER 78,524,986
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 70319W108	13G	Page 6 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JLL Associates G.P. V (Patheon), Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER 78,524,986
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 70319W108	13G	Page 7 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Paul S. Levy
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER 78,524,986
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 8 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Daniel Agroskin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER 78,524,986
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 9 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Eugene Hahn
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER None
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 10 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Michael J. Schwartz
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER None
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 11 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Frank J. Rodriguez
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER None
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 12 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alexander R. Castaldi
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER None
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 13 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kevin T. Hammond
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER None
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 14 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Michel Lagarde
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION The Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER None
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 15 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Robert VanHees
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER None
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 16 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Nicholas O’Leary
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER None
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 70319W108	13G	Page 17 of 30 Pages

1.	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Garrett Hall
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
	(See Instructions)	(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER None
	6.	SHARED VOTING POWER 78,524,986
	7.	SOLE DISPOSITIVE POWER None
	8.	SHARED DISPOSITIVE POWER None
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,524,986
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 55.7% (based on 140,938,525 restricted voting shares outstanding as of February 4, 2014)
12.	TYPE OF REPORTING PERSON (See Instructions) IN

Item 1(a).	Name of Issuer:

Patheon Inc., a Canadian corporation (the “Company”)

Item 1(b).	Address of Issuer's Principal Executive Offices:

c/o Patheon Pharmaceuticals Services Inc. 4721 Emperor Boulevard, Suite 200 Durham, NC 27703

Item 2(a).	Name of Person Filing:

This Schedule 13G/A is being filed jointly by JLL Patheon Holdings, Cooperatief U.A., a Dutch cooperative; JLL Patheon Holdings, LLC, a Delaware limited liability company; JLL Associates G.P. V (Patheon), Ltd., a Cayman Islands company limited by shares; JLL Partners Fund V (Patheon), L.P., a Cayman Islands exempted limited partnership; JLL Associates V (Patheon), L.P., a Cayman exempted limited partnership; Paul S. Levy, Eugene Hahn, Michael J. Schwartz, Frank J. Rodriguez, Alexander R. Castaldi, Kevin T. Hammond, Michel Lagarde, Robert VanHees, Garrett Hall, Nicholas O’Leary and Daniel Agroskin (collectively, the “Reporting Persons”).  The Joint Filing Agreement pursuant to which this Schedule 13G/A is filed is attached hereto as Exhibit 1.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The business address of each of the Reporting Persons other than JLL Patheon Holdings, Cooperatief U.A. is c/o JLL Partners, Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017.
The business address of JLL Patheon Holdings, Cooperatief U.A. is Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands.

Item 2(c).	Citizenship:

JLL Patheon Holdings, Cooperatief U.A. is a cooperative organized under the laws of the Netherlands.  JLL Patheon Holdings, LLC is a limited liability company organized under the laws of the State of Delaware.  JLL Associates G.P. V (Patheon), Ltd. is a company limited by shares organized under the laws of the Cayman Islands.  JLL Partners Fund V (Patheon), L.P. and JLL Associates V (Patheon), L.P. are each exempted limited partnerships organized under the laws of the Cayman Islands. Each of Messrs. Paul S. Levy, Eugene Hahn, Michael J. Schwartz, Frank J. Rodriguez, Alexander R. Castaldi, Kevin T. Hammond, Robert VanHees, Garrett Hall, Nicholas O’Leary and Daniel Agroskin is a citizen of the United States of America.  Michel Lagarde is a citizen of The Netherlands.

Item 2(d).	Title of Class of Securities:

The class of securities to which this Schedule 13G/A relates is the restricted voting shares (the “Restricted Voting Shares”), of the Company.

Item 2(e).	CUSIP Number:

70319W108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act;

(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

(j)	[ ]	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J); or

(k)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(a)	Amount Beneficially Owned:

(i)  JLL Patheon Holdings, Cooperatief U.A. (“JLL CoOp”) is the direct record and beneficial owner of 78,524,986 Restricted Voting Shares of the Company.

(ii)  By virtue of its position as the greater than 99% owner and controlling member of JLL CoOp, JLL Patheon Holdings, LLC may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company.  JLL Patheon Holdings, LLC disclaims such beneficial ownership.

(iii)  By virtue of its position as the sole member of each of JLL Patheon Holdings, LLC and JLL Patheon Holdings III, LLC, which together own 100% of JLL CoOp, JLL Partners Fund V (Patheon), L.P. may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company. JLL Partners Fund V (Patheon), L.P. disclaims such beneficial ownership.

(iv)  By virtue of its position as the sole general partner of JLL Partners Fund V (Patheon), L.P., JLL Associates V (Patheon), L.P. may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company. JLL Associates V (Patheon), L.P. disclaims such beneficial ownership.

(v)  By virtue of its position as the sole general partner of JLL Associates V (Patheon), L.P., JLL Associates G.P. V (Patheon), Ltd. (“JLL Limited”) may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company. JLL Limited disclaims such beneficial ownership.

(vi) Paul S. Levy is the managing director of JLL Limited and serves on the board of directors of JLL Limited. Mr. Levy may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company. Mr. Levy disclaims such beneficial ownership.

(vii) Mr. Daniel Agroskin is a managing director of JLL CoOp and is the sole manager of each of JLL Patheon Holdings, LLC and JLL Patheon Holdings III, LLC, which together own 100% of JLL CoOp.  Mr. Agroskin also serves on the board of directors of JLL Limited.  Mr. Agroskin may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company. Mr.  Agroskin disclaims such beneficial ownership.

(viii)  Messrs. Eugene Hahn, Michael J. Schwartz, Frank J. Rodriguez, Alexander R. Castaldi, Kevin T. Hammond, Michel Lagarde, Robert VanHees, Garrett Hall and Nicholas O’Leary each serve on the board of directors of JLL Limited, and each may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company. Each of Messrs. Hahn, Schwartz, Rodriguez, Castaldi, Hammond, Lagarde, VanHees, Hall and O’Leary disclaims such beneficial ownership.

(b)	Percent of Class:*

(i)  JLL CoOp is the direct record and beneficial owner of 78,524,986 Restricted Voting Shares of the Company, which represents 55.7% of the outstanding Restricted Voting Shares of the Company.

(ii)  By virtue of its position as the greater than 99% owner and controlling member of JLL CoOp, JLL Patheon Holdings, LLC may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company, which represents 55.7% of the outstanding Restricted Voting Shares of the Company.

(iii)  By virtue of its position as the sole member of each of JLL Patheon Holdings, LLC and JLL Patheon Holdings III, LLC, which together own 100% of JLL CoOp, JLL Partners Fund V (Patheon), L.P. may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company, which represents 55.7% of the outstanding Restricted Voting Shares of the Company.

* Calculation of beneficial ownership is based on the number of Restricted Voting Shares of the Company outstanding of February 4, 2014, as reported by the Company to the Reporting Persons.

(iv)  By virtue of its position as the sole general partner of JLL Partners Fund V (Patheon), L.P., JLL Associates V (Patheon), L.P. may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company, which represents 55.7% of the outstanding Restricted Voting Shares of the Company.

(v)  By virtue of its position as the sole general partner of JLL Associates V (Patheon), L.P., JLL Limited may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company, which represents 55.7% of the outstanding Restricted Voting Shares of the Company.

(vi) Paul S. Levy is the managing director of JLL Limited and serves on the board of directors of JLL Limited. Mr. Levy may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company, which represents 55.7% of the outstanding Restricted Voting Shares of the Company.

(vii) Mr. Daniel Agroskin is a managing director of JLL CoOp and is the sole manager of each of JLL Patheon Holdings, LLC and JLL Patheon Holdings III, LLC, which together own 100% of JLL CoOp.  Mr. Agroksin also serves on the board of directors of JLL Limited.  Mr. Agroskin may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company, which represents 55.7% of the outstanding Restricted Voting Shares of the Company.

(viii)  Messrs. Eugene Hahn, Michael J. Schwartz, Frank J. Rodriguez, Alexander R. Castaldi, Kevin T. Hammond, Michel Lagarde, Robert VanHees, Garrett Hall and Nicholas O’Leary each serve on the board of directors of JLL Limited, and each may be deemed to be the beneficial owner of 78,524,986 Restricted Voting Shares of the Company, which represents 55.7% of the outstanding Restricted Voting Shares of the Company.

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote:

None.

	(ii)	Shared power to vote or to direct the vote:

Each of the Reporting Persons has shared power to vote or direct the vote of 78,524,986 Restricted Voting Shares of the Company.

	(iii)	Sole power to dispose or to direct the disposition of:

None.

	(iv)	Shared power to dispose or to direct the disposition of:

JLL CoOp, JLL Patheon Holdings, LLC, JLL Partners Fund V (Patheon), L.P., JLL Associates V (Patheon), L.P., JLL Limited, Paul S. Levy and Daniel Agroskin have shared power to dispose of or direct the disposition of 78,524,986 Restricted Voting Shares of the Company.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

JLL PATHEON HOLDINGS, COOPERATIEF U.A.

By:	/s/ Daniel Agroskin
	Name:	Daniel Agroskin
	Title:	Authorized Signatory

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

JLL PATHEON HOLDINGS, LLC

By:	/s/ Daniel Agroskin
	Name:	Daniel Agroskin
	Title:	Sole Manager

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

JLL PARTNERS FUND V (PATHEON), L.P.

By its General Partner, JLL Associates V (Patheon), L.P.

By its General Partner, JLL Associates G.P. V (Patheon), Ltd.

By:	/s/ Paul S. Levy
	Name:	Paul S. Levy
	Title:	Managing Director

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

JLL ASSOCIATES V (PATHEON), L.P.

By its General Partner, JLL Associates G.P. V (Patheon), Ltd.

By:	/s/ Paul S. Levy
	Name:	Paul S. Levy
	Title:	Managing Director

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

JLL ASSOCIATES G.P. V (PATHEON), LTD.

By:	/s/ Paul S. Levy
	Name:	Paul S. Levy
	Title:	Managing Director

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

/s/ Paul S. Levy
Paul S. Levy

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February  14, 2014

/s/ Nicholas O'Leary
Nicholas O’Leary

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

/s/ Eugene Hahn
Eugene Hahn

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

/s/ Michael J. Schwartz
Michael J. Schwartz

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

/s/ Frank J. Rodriguez
Frank J. Rodriguez

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

/s/ Alexander Castaldi
Alexander Castaldi

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February  14, 2014

/s/ Kevin T. Hammond
Kevin T. Hammond

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February  14, 2014

/s/ Michel Lagarde
Michel Lagarde

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February  14, 2014

/s/ Robert VanHees
Robert VanHees

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February  14, 2014

/s/ Garrett Hall
Garrett Hall

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February  14, 2014

/s/ Daniel Agroskin
Daniel Agroskin